Exhibit 99.2

ENGLISH TRANSLATION

CONFIDENTIAL TREATMENT REQUESTED BY ECO TELECOM LIMITED

AND ALTIMO HOLDINGS & INVESTMENTS LIMITED

*** INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL

TREATMENT REQUEST THAT IS FILED SEPARATELY WITH THE COMMISSION

THE SHARE PLEDGE AGREEMENT No. 110200/R1-DZA

between the State Corporation “Bank for Development and Foreign Economic Affairs

(Vnesheconombank)” and Eco Telecom Limited

Moscow	1 November 2008

The State Corporation “Bank for Development and Foreign Economic Affairs (Vnesheconombank)” (the “Pledgee”) represented by the Deputy Chairman of Vnesheconombank Mr. Anatoliy B. Ballo acting pursuant to the power of attorney No. 508/150000 dated 25 December 2007 (registered in the notary register by the notary of the city of Moscow T.A. Kolodezeva on 25 December 2007, the registration number No. 4v-683), being one party, and

Eco Telecom Limited (the registration number 79038, the address: 10/8, International Commercial Centre the Casemates Square, Gibraltar) (the “Pledgor”) represented by the Director of Eco Telecom Limited Mrs. Marina G. Kushnareva acting pursuant to the Charter, being the other party, the Pledgee and the Pledgor together referred to as the “Parties” and each a “Party”,

WHEREAS:

(a)	pursuant to the Loan Agreement No. 110100/R1 dated 29 October 2008 (the “Loan Agreement”) made between the Pledgee and the Pledgor, the Pledgee has agreed to make available to the Pledgor the cash in the amount of two billion 00/100 (2,000,000,000.00) US Dollars (the “Loan”) for refinancing the Pledgor’s obligations to Deutsche Bank AG London Branch, including:

•

One billion five hundred million 00/100 (1,500,000,000.00) US Dollars under the Indenture with Series A Floating Bonds made between the Pledgor, Altimo Holdings and Investments Limited (the “Trustee”), Deutsche Bank AG London Branch (the “Calculation Agent”) and Deutsche International Corporate Services Limited (the “Trustee”) No. n/a, dated 9 March 2007 (the “Tranche A”);

•

Five hundred million 00/100 (500,000,000.00) US Dollars under the Indenture with Series B Floating Bonds made between the Pledgor, Altimo Holdings and Investments Limited (the “Trustee”), Deutsche Bank AG London Branch (the “Calculation Agent”) and Equity Trust Services Limited (the “Trustee”) No. n/a, dated 8 November 2007 (the “Tranche B”);

And the Pledgor undertakes to

•	repay the Loan to the Pledgee pursuant to the following schedule:

•	One billion five hundred million 00/100 (1,500,000,000.00) US Dollars within *** months from the date of execution of the Agreement;

•	Five hundred million 00/100 (500,000,000.00) US Dollars within *** months from the date of execution of the Agreement;

•	repay the Interest to the Pledgee for the Loan disbursement (the “Interest”) at the Interest Rate as set forth under the Loan Agreement as follows:

•	in respect of One billion five hundred million 00/100 (1,500,000,000.00) US Dollars owing under the Loan – LIBOR + *** percent per annum; and

•	in respect of Five Hundred Million 00/100 (500,000,000.00) US Dollars outstanding under the Loan – LIBOR + *** percent per annum,

CONFIDENTIAL TREATMENT REQUESTED BY ECO TELECOM LIMITED

AND ALTIMO HOLDINGS & INVESTMENTS LIMITED

where LIBOR means an offered rate in relation to deposits in US dollars for a term of 12 months, respectively, as shown on the LIBOR01 page in the REUTERS information system as at 11:00 am (London time) on the date when the Loan is made available (in case of the first interest period) or before the commencement date of an interest period (starting from the second interest period).

Each interest period shall be equal to three (3) months. The Interest shall be paid on the last day of each interest period;

•

pay to the Pledgee a penalty (fines) in the amount of *** percent per annum accrued in respect of the Overdue Loan and a penalty (fines) in the amount of *** percent per annum accrued in respect of the Overdue Interest.

•

pay to the Pledgee a fine for failure to fulfill any further obligation provided for under Article 5 of the Loan Agreement (except for the obligation to submit financial statements and obligations stipulated by clauses 5.1.17 and 5.2.3 of the Loan Agreement) in the amount of *** US Dollars for each instance of non-performance.

(b)	the Pledgor’s voluntary intention to provide the Pledgee with a mutually acceptable security for the Pledgor’s payment obligations to the Pledgee within the framework of the Loan Agreement a copy of which is attached as Annex 1 to the Agreement constituting an integral part hereof, made this Share Pledge Agreement No. 110200/R1—DZA (the “Agreement”) to the following effect.

1. THE SUBJECT MATTER OF THE AGREEMENT

1.1. The Pledgor pledges to the Pledgee the securities (the “Pledge Collateral”) to secure the performance of the Pledgor’s obligations under the Loan Agreement. The Pledge Collateral shall include:

1.1.1.	Ordinary registered voting shares of the open joint stock company “Vimpel-Communications” (the Principal State Registration Number (OGRN) 1027700166636; bld. 14, Vosmogo Marta Street, Moscow, 125083) (the “Issuer”) (the State Registration Code 1-02-00027-A), with the par value of RUR0.0005) (the “Shares 1”) in the number of Nine million three hundred and forty nine thousand nine hundred and ninety nine (9,349,999) pieces at the moment of execution of the Agreement deposited on the Pledgor’s Collateral Account No. 172849 opened with The Bank of New York (One Canada Square, London E14 5AL) (“BONY”);

1.1.2.	The Shares 1 of the Issuer in the number of three million two hundred and thirteen thousand seven hundred and eighty three (3,213,783) pieces at the moment of execution of the Agreement deposited on the Pledgor’s Collateral Account No. 172889 opened with the BONY;

1.1.3.	Preferred registered voting shares of the Issuer (the State Registration Code 2-01-00027-A, with the par value of RUR0.0005) (the “Shares 2”) in the number of six million four hundred and twenty six thousand six hundred (6,426,600) pieces at the moment of execution of the Agreement deposited on the Pledgor’s Collateral Account No. 172889 opened with the BONY;

CONFIDENTIAL TREATMENT REQUESTED BY ECO TELECOM LIMITED

AND ALTIMO HOLDINGS & INVESTMENTS LIMITED

1.1.4.	The American Depositary Receipts of the Issuer issued by The Bank of New York Mellon (ISIN US68370R1095 / CUSIP 68370R109) with the par value of 1/20 of one Share 1 (the “ADR”) in the number of one hundred and twenty eight million twenty thousand three hundred and twenty five (128,020,325) pieces at the moment of execution of the Agreement deposited on the Pledgor’s Collateral Account No. 172889 opened with the BONY;

The closed joint stock company “National Registry Company” (“Natzionalnaya Registratzionnaya Komaniya”) (the “Registrar”) shall keep the Issuer’s Shares’ register.

1.2. The Pledgor confirms its legal title to the Pledge Collateral, as well as that the Pledge Collateral is not alienated, disputed, seized (under the injunction), subject of any existing lien or pledge to the third party, nor serves as the security in respect of any third party’s claims or any other obligations at the date of this Agreement, except for the Pledgor’s obligations under the Indenture with Series A Floating Bonds made between the Pledgor, Altimo Holdings & Investments Limited (the Guarantor), Deutsche Bank AG London Branch (the Calculation Agent) and Deusche International Corporate Services Limited (the Trustee) No. n/a, dated 8 November 2007 (the “Refinanced Obligations”) to Deutsche Bank AG London Branch.

1.3. The pledged value of the Pledge Collateral as of the date of the Agreement shall amount to two billion nine hundred and eighty seven million two hundred and twenty one thousand two hundred and thirty one 55/100 (2,987,221,231.55) US Dollars which is the equivalent of eighty billion nine hundred and forty eight million nineteen thousand six hundred and fifty four 66/100 (80,948,019,654.66) Russian Rubles at the exchange rate as established by the Bank of Russia at the date of the Agreement and shall be determined based on the market value of the securities comprising the Pledge Collateral as defined pursuant to this clause subject to the thirty percent (30%) discount.

The market value of the securities comprising the Pledge Collateral shall be determined as follows:

(1) The price per one ADR shall be determined as the ADR closing prices average according to the New York Stock Exchange over the past 10 trading days of the relevant calendar month (inclusive of the last trading day of the relevant calendar month);

(2) The price per one Share shall be determined as the ADR price calculated pursuant to the sub-clause (1) multiplied by twenty (20).

1.4. Execution of this Agreement as well as discharge of obligations hereunder shall not entail any violation of the Pledgor’s obligations under other transactions executed by the Pledgor.

1.5. The pledge shall secure the Pledgee’s claims in the amount existing at the moment of satisfaction, in particular, the Loan, Interest, fees, penalties (fines) accrued in connection with the delay in performance of the obligations under the Loan Agreement, damages caused by the delay in performance of the Pledgor’s obligations under the Loan Agreement, and also the compensation for the expenses incurred by the Pledgee in connection with levying execution upon and sale of the Pledge Collateral.

1.6. Full or partial replacement of the Pledge Collateral under this Agreement is permitted with the Pledgee’s preliminary written consent only.

1.7. The Pledge Collateral is deemed to be pledged hereunder as of the discharge by Deutsche Bank AG London Branch of any liens from the securities comprising the Pledge Collateral imposed towards securing performance of the Pledgor’s obligations to Deutsche Bank AG London Branch under the Refinanced Obligations.

1.8 During the entire effective period hereof the Pledge Collateral is not subject to any alterations (decrease), including, in connection with partial discharge of its obligations under the Loan Agreement by the Pledgor.

CONFIDENTIAL TREATMENT REQUESTED BY ECO TELECOM LIMITED

AND ALTIMO HOLDINGS & INVESTMENTS LIMITED

2. THE RIGHTS AND OBLIGATIONS OF THE PARTIES

2.1. The rights and obligations of the Pledgor:

2.1.1.	The Pledgor undertakes prior to execution of the Agreement to provide the Pledgee with the letter from the BONY on the state of the Pledgor’s accounts opened with the BONY for keeping record of the rights in respect of the securities comprising the Pledge Collateral evidencing that the Pledge Collateral is owned by the Pledgor and pledged in favour of Deutsche Bank AG London Branch in accordance with the terms of the Refinanced Obligations.

2.1.2.	The Pledgor undertakes at the date hereof to pass to the BONY depositary instructions (orders) for transfer of the securities comprising the Pledge Collateral from the Pledgor’s accounts No. 172889 and No. 172849 in the BONY depositary to the depositary account No. *** opened in the name of the Pledgor in the Pledgee’s Depositary;

2.1.3.	The Pledgor undertakes at the date hereof to execute the pledge instruction to block securities comprising the Pledge Collateral for purposes of securing the Pledgor’s obligations under the Loan Agreement and transfer it to the Pledgee’s Depositary;

2.1.4.	The Pledgor undertakes to:

(a) cover all the costs in connection with execution of the pledge at its own expense;

(b) provide the Pledgee upon its request within five (5) Business Days from receipt of such request any information at its disposal pertaining to the Pledge Collateral;

2.1.5.	Prior to levying execution upon the Pledge Collateral, the Pledgor shall be entitled to exercise all the rights of the holder of Shares and ADRs, including the voting right, at the general shareholders meeting, the right to participate in the joint stock company management, as well as the right to receive dividends;

2.1.6.	During the effective period of the Agreement the Pledgor shall not be entitled to dispose of the securities, comprising the Pledge Collateral, including transferring those into trust, donating or otherwise alienating the securities by transferring the title to third parties, or encumbering the securities, without the Pledgee’s prior written consent.

2.1.7.	The Pledgor undertakes to refrain from any acts (omissions) that result in reducing the value and/or loss of the Pledge Collateral.

2.1.8. The LTV ratio in respect of the Pledgor’s debt (under the Loan and Interest) pursuant to the Loan Agreement to market value of the securities comprising the Pledge Collateral shall be not lower than ***.

For the purposes of this clause and clause 2.1.9 the market value of the securities comprising the Pledge Collateral shall be determined as follows:

(1) The price of an ADR comprising the Pledge Collateral shall be determined as the ADR closing prices average according to the New York Stock Exchange for the period of past ten trading days of the relevant calendar month (including the last trading day of the relevant calendar month).

CONFIDENTIAL TREATMENT REQUESTED BY ECO TELECOM LIMITED

AND ALTIMO HOLDINGS & INVESTMENTS LIMITED

(2) The price per one Share comprising the Pledge Collateral is determined as the ADR price calculated in accordance with sub-clause (1) and multiplied by twenty (20).

In this respect, the Pledgee shall notify the Pledgor by way of the letter or by facsimile of occurrence of the event of distortion of the *** ratio between the debt of the Pledgor under the Loan Agreement and the market value of the Pledge Collateral by not later than the next Business Day after the occurrence of such an event. Non-receipt of such notification by the Pledgor from the Pledgee as well as failure by the Pledgee to notify the Pledgor of the occurrence of the specified event shall not discharge the Pledgor from the obligation to maintain the ratio provided for by this clause of the Agreement.

2.1.9. In the event of distortion of the ratio stipulated by clause 2.1.8. hereof, should such distortion persist for five (5) Business Days, the Pledgor is to provide the Pledgee by no later than the sixth (6th) Business Day from commencement of the distortion with the guarantee from OJSC “Alfa-Bank” (as per the Pledgee’s form) covering 100% of the difference between the Pledgor’s debt under the Loan Agreement and the market value of the Pledge Collateral valid up to and inclusive of 29 October 2009. For each event of violation of an obligation under this clause, the Pledgor undertakes to provide a new guarantee.

2.2. Rights and duties of the Pledgee.

2.2.1.	In the event of non-performance or undue performance by the Pledgor of its obligations under the Loan Agreement, the Pledgee pursuant to the terms of the Agreement and effective laws of the Russian Federation shall levy execution upon the Pledge Collateral in the amount specified in clause 1.5 of the Agreement.

2.2.2.	In the event of non-performance or undue performance by the Pledgor of any of its commitments under the Agreement, the Pledgee is entitled, at its own discretion, to undertake any steps that do not contravene with the effective laws of the Russian Federation aimed at procuring performance by the Pledgor of its commitments under the Agreement.

3. THE MANNER FOR LEVYING EXECUTION UPON THE SUBJECT OF THE PLEDGE/SALE OF THE

PLEDGED PROPERTY

3.1. In the event of non-performance or undue performance by the Pledgor of its obligations under the Loan Agreement, the Pledgee is entitled to levy execution upon the Pledge Collateral to satisfy its claims against the Pledgor under the Loan Agreement.

3.2. The Pledgee shall inform the Pledgor of its intention to levy execution upon the Pledge Collateral by the registered mail with advice of delivery or by courier service with delivery notification. Non-receipt of the Pledgee’s notification by the Pledgor forwarded in accordance with this clause does not affect the exercise by the Pledgee of its right to levy execution upon the Pledge Collateral.

3.3. If the actual amount of the proceeds obtained from the sale of the Pledge Collateral exceeds the amount of the outstanding claims of the Pledgee under the Loan Agreement as defined in accordance with clause 1.5 of the Agreement, as well as the amount of expenses incurred by the Pledgee in connection with exercising its rights under the Agreement, this excess amount shall be reimbursed to the Pledgor within seven (7) Business Days from the date of the proceeds receipt by the Pledgee from the sale of the Pledge Collateral in accordance with written instructions of the Pledgor.

CONFIDENTIAL TREATMENT REQUESTED BY ECO TELECOM LIMITED

AND ALTIMO HOLDINGS & INVESTMENTS LIMITED

3.4. The Pledgor or any third party shall be entitled prior to the sale of the Pledge Collateral to terminate levying of execution upon the Pledge Collateral and the sale thereof, by discharging the Pledgor’s obligation under the Loan Agreement secured by the pledge.

3.7. The Pledgor shall bear all the costs in connection with levying execution upon the Pledge Collateral and the sale thereof, including commission fees, duties, taxes etc.

4. EFFECTIVE PERIOD OF THE AGREEMENT

4.1. The Agreement shall take effect on the date of signing hereof by the Parties and shall remain in effect until the date of complete discharge of the payment duties by the Pledgor under the Agreement secured by the pledge.

5. DISPUTE RESOLUTION

5.1. All the legal relations arising out of the Agreement shall be governed by the effective laws of the Russian Federation.

5.2. All the disputes arising out of this Agreement shall be referred for resolution in accordance with the laws of the Russian Federation to the Arbitrazh Court of the City of Moscow.

6. MISCELLANEOUS

6.1. This Agreement may be amended as per mutual consent of the Parties.

6.2. No amendments to this Agreement shall be valid unless executed in writing and signed by the Parties.

6.3. Any notice or other communication, sent by the Parties to each other pursuant hereto or in connection herewith shall be made in writing, and deemed duly delivered if sent by registered mail, telegraph or with courier delivery service with acknowledgement of receipt to the address of the location of the Parties as set forth herein.

6.4 The Parties undertake to notify each other of any change in their location or banking details within Three (3) Business Days from the date of relevant changes. The failure to perform this clause by a Party shall divest it of its right to refer to the fact that the notification or payment stipulated by the Agreement have not been duly effectuated.

6.5 The date of the stamp of the post office from which the posting was made evidencing the receipt of the letter or telegram or the date of the notification’s delivery by hand or notifying a Party in person shall be deemed as the date of forwarding the notification by mail or communication.

6.6. If any of the provisions of the Agreement is invalidated, this shall not result in the invalidation of the remaining provisions. In such case, the Parties, to the extent permissible by law and within the shortest practicable term, shall agree upon replacement of the invalid provision with a valid one preserving the economic and other interests of the Parties.

6.7. The information defined by the Parties as confidential shall not be divulged to any third parties except as stipulated by the applicable law.

CONFIDENTIAL TREATMENT REQUESTED BY ECO TELECOM LIMITED

AND ALTIMO HOLDINGS & INVESTMENTS LIMITED

6.8. This Agreement is made in Two (2) original counterparts of equal legal effect, one for each of the Parties.

ADDRESS AND BANK DETAILS OF THE PARTIES:

Vnesheconombank	Eco Telecom Limited

9, Prospekt Akademika Sakharova, GSP-6, 107996

ID Taxpayer Number 7750004150, Tax Registration
Reason Code (KPP) 775001001

Primary State Registration Number (OGRN)
10444110000102

Correspondent Account No. ***

with the Operations Department (OPERU) of the
Moscow Main Branch (GTU) of the Bank of Russia

10/8, International Commercial Centre, Casemates Square, Gibraltar Current USD Account No. *** with Vnesheconombank

On behalf of the Pledgee	On Behalf of the Pledgor
Deputy Chairman of Vnesheconombank	The Director

/s/ A.B. Ballo	/s/ M.G. Kushnareva
A.B. Ballo	M.G. Kushnareva